Exhibit 10.2

Webull Corporation

2026 Global Share Incentive Plan

ARTICLE 1

PURPOSE

The purpose of this 2026 Global Share Incentive Plan, as amended and/or restated from time to time, (the “Plan”) is to promote the success and enhance the value of Webull Corporation, an exempted company duly incorporated under the laws of the Cayman Islands with limited liability (the “Company”), by linking the personal interests of the Directors, Employees, and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Affiliate” means in respect of a person or entity, any other person or entity that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity. The term “control” shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein.

2.3 “Award” means an Option, Restricted Share, Restricted Share Unit or other types of award approved by the Committee granted to a Participant pursuant to the Plan.

2.4 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.5 “Board” means the board of directors of the Company.

2.6 “Cause” with respect to a Participant means (unless otherwise expressly provided in the applicable Award Agreement, or another applicable contract with the Participant that defines such term for purposes of determining the effect that a “for cause” termination has on the Participant’s Awards) a termination of employment or service based upon a finding by the Service Recipient, acting in good faith and based on its reasonable belief at the time, that the Participant:

(a) has been negligent in the discharge of his or her duties to the Service Recipient, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(b) has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information;

(c) has breached the Service Recipient’s intellectual property policies or committed acts that resulted in the theft or loss of the Service Recipient’s intellectual properties;

(d) has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Service Recipient; or has been indicted for, convicted of, or pleaded guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses);

(e) has improperly used his/her position at the Service Recipient for personal financial gain, including but not limited to entering into any related party transactions with a Group Entity that is not properly disclosed to and approved by the Service Recipient;

(f) has participated in any attempt to expose, alter, disable, destroy, steal or gain information through unauthorized access to or make unauthorized use of any of the Service Recipient’s assets;

(g) has attempted to steal or damage any properties of the Service Recipient or cause bodily harm or emotional distress to any employee, director or consultant of any Group Entity or their family members;

(h) has engaged in slander, libel, or other defamation of the Service Recipient or any Group Entity;

(i) has attempted acts of market manipulation or insider trading;

(j) has committed acts of racial discrimination or sexual harassment;

(k) has materially breached any of the provisions of any agreement with the Service Recipient;

(l) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Service Recipient; or

(m) has improperly induced a vendor or customer to break or terminate any contract with the Service Recipient or induced a principal for whom the Service Recipient acts as agent to terminate such agency relationship.

A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Committee) on the date on which the Service Recipient first delivers written notice to the Participant of a finding of termination for Cause.

2.7 “Code” means the Internal Revenue Code of 1986 of the United States, as amended.

2.8 “Committee” means the Compensation Committee of the Board (or any successor committee) or the officer, officers or committee appointed by the Compensation Committee in accordance with Article 10 of the Plan (to the extent of the duties and responsibilities delegated by the Compensation Committee of the Board).

2.9 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser has contracted directly with the Service Recipient to render such services.

2.10 “Corporate Transaction”, unless otherwise defined in an Award Agreement, means any of the following transactions, provided, however, that the Committee shall determine under (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a) an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity;

(b) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c) the complete liquidation or dissolution of the Company;

(d) any reverse takeover or series of related transactions culminating in a reverse takeover (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (A) the Company’s equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction; or

(e) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

2.11 “Director” means a member of the Board or a member of the board of directors of any Service Recipient.

2.12 “Disability” unless otherwise defined in an Award Agreement, means that the Participant qualifies to receive long-term disability payments under the Service Recipient’s long-term disability insurance program, as it may be amended from time to time, to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Service Recipient to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.13 “Effective Date” shall have the meaning set forth in Article 11.1.

2.14 “Employee” means any person, including an officer or a Director, who is in the employment of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.15 “Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

2.16 “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a) if the Shares are listed on one or more established stock exchanges or national market systems, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the website maintained by such exchange or market system or such other source as the Committee deems reliable; or

(b) in the absence of an established market for the Shares of the type described in (a) above, the Fair Market Value thereof shall be determined by the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such transaction, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Committee determines to be indicative of Fair Market Value.

2.17 “Group Entity” means any of the Company and Subsidiaries of the Company.

2.18 “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.19 “Independent Director” means (i) if the Shares or other securities representing the Shares are not listed on a stock exchange, a Director of the Company who is a Non-Employee Director; and (ii) if the Shares or other securities representing the Shares are listed on one or more stock exchanges, a Director of the Company who meets the independence standards under the applicable corporate governance rules of the stock exchange(s).

2.20 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

2.21 “Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.22 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.23 “Participant” means a person who, as a Director, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.24 “Parent” means a parent corporation under Section 424(e) of the Code.

2.25 “Plan” means this 2026 Global Share Incentive Plan of the Company, as amended and/or restated from time to time.

2.26 “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly, or controls through contractual arrangements and consolidates the financial results according to applicable accounting standards, but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.27 “Restricted Share” means a Share awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture/repurchase.

2.28 “Restricted Share Unit” means the right granted to a Participant pursuant to Article 7 to receive a Share at a future date.

2.29 “Securities Act” means the Securities Act of 1933 of the United States, as amended.

2.30 “Service Recipient” means the Company, any Parent, Subsidiary or Affiliate of the Company or any Related Entity to which a Participant provides services as an Employee, a Consultant or a Director.

2.31 “Share” means any class of ordinary shares of the Company, par value US$0.0001 per share, and such other securities of the Company that may be substituted for Shares pursuant to Article 9.

2.32 “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to the provisions of Article 9 and Article 3.1(b), the aggregate number of Shares that may be issued under the Plan shall be 20,000,000, all of which may be issued as Incentive Share Options, subject to equitable adjustments in the event of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, consolidation or similar transactions.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by a Group Entity shall not be counted against Shares available for grant pursuant to the Plan, provided, that these assumed or substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options that are intended to qualify as Incentive Share Options shall be counted against the number of Shares set forth in Section 3.1(a) that may be granted as Incentive Share Options. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Article 3.1(a). If any Restricted Shares are forfeited or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Article 3.1(a). Notwithstanding the provisions of this Article 3.1(b), this Article 3.1(b) shall be construed and interpreted in accordance with the requirements of Section 422 of the Code. All references in this Plan to the Shares being forfeited shall take effect as surrenders for no consideration of such Shares as a matter of the Cayman Islands law.

3.2 Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Persons eligible to participate in this Plan include Employees, Consultants, and Directors, as determined by the Committee.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

OPTIONS

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement which may be a fixed price or a variable price related to the Fair Market Value of the Shares. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Committee, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws or any exchange rule (after taking into account the immediately preceding sentence), a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Participants. Notwithstanding anything in the foregoing, the exercise price shall in no circumstances be less than the par value of the Shares.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten years, except as provided in Article 12.1. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars, (ii) to the extent permissible under the Applicable Laws, cash or check in Chinese Renminbi, (iii) cash or check denominated in any other local currency as approved by the Committee, (iv) Shares held for such period of time as may be required by the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (v) the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (vi) other property acceptable to the Committee with a Fair Market Value equal to the exercise price, or (vii) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d) Option Award Agreement. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

(e) Effects of Termination of Employment or Service on Options. Termination of employment or service shall have the following effects on Options granted to the Participants unless otherwise provided in the Award Agreement:

(i) Dismissal for Cause. Unless otherwise provided in the Award Agreement, if a Participant’s employment by or service to the Service Recipient is terminated by the Service Recipient for Cause, the Participant’s Options will terminate upon such termination, whether or not the Option is then vested and/or exercisable;

(ii) Death or Disability. Unless otherwise provided in the Award Agreement, if a Participant’s employment by or service to the Service Recipient terminates as a result of the Participant’s death or Disability:

1. the Participant (or his or her legal representative or beneficiary, in the case of the Participant’s Disability or death, respectively), will have until the date that is 12 months after the Participant’s termination of Employment to exercise the Participant’s Options (or portion thereof) to the extent that such Options were vested and exercisable on the date of the Participant’s termination of Employment on account of death or Disability;

2. the Options, to the extent not vested and exercisable on the date of the Participant’s termination of Employment or service, shall terminate upon the Participant’s termination of Employment or service on account of death or Disability; and

3. the Options, to the extent exercisable for the 12-month period following the Participant’s termination of Employment or service and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period.

(iii) Other Terminations of Employment or Service. Unless otherwise provided in the Award Agreement, if a Participant’s employment by or service to the Service Recipient terminates for any reason other than a termination by the Service Recipient for Cause or because of the Participant’s death or Disability:

1. the Participant will have until the date that is 30 days after the Participant’s termination of Employment or service to exercise his or her Options (or portion thereof) to the extent that such Options were vested and exercisable on the date of the Participant’s termination of Employment or service;

2. the Options, to the extent not vested and exercisable on the date of the Participant’s termination of Employment or service, shall terminate upon the Participant’s termination of Employment or service; and

3. the Options, to the extent exercisable for the 30-day period following the Participant’s termination of Employment or service and not exercised during such period, shall terminate at the close of business on the last day of the 30-day period.

5.2 Incentive Share Options. Incentive Share Options may be granted to Employees of the Company or a Subsidiary of the Company. Incentive Share Options may not be granted to employees of a Related Entity or to Independent Directors or Consultants. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of Article 5.1, must comply with the following additional provisions of this Article 5.2:

(a) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(b) Exercise Price. The exercise price of an Incentive Share Option shall be equal to the Fair Market Value on the date of grant. However, the exercise price of any Incentive Share Option granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company may not be less than 110% of Fair Market Value on the date of grant and such Option may not be exercisable for more than five years from the date of grant. Notwithstanding anything in the foregoing, the exercise price per Share shall in no circumstances be less than the par value of such Share.

(c) Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the date of grant of such Incentive Share Option or (ii) one year after the transfer of such Shares to the Participant.

(d) Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant.

ARTICLE 6

RESTRICTED SHARES

6.1 Grant of Restricted Shares. The Committee, at any time and from time to time, may grant Restricted Shares to Participants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Restricted Shares to be granted to each Participant.

6.2 Restricted Shares Award Agreement. Each Award of Restricted Shares shall be evidenced by an Award Agreement that shall specify the period of restriction, the number of Restricted Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

6.3 Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.4 Forfeiture/Repurchase. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall, subject to Applicable Laws, be forfeited or repurchased in accordance with the Award Agreement; provided, however, the Committee may (a) provide in any Restricted Share Award Agreement that restrictions, forfeiture or repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions, forfeiture or repurchase conditions relating to Restricted Shares.

6.5 Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.6 Removal of Restrictions. Except as otherwise provided in this Article 6, Restricted Shares granted under the Plan shall be released from escrow as soon as practicable after the last day of the period of restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Article 6.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to applicable legal restrictions. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

ARTICLE 7

RESTRICTED SHARE UNITS

7.1 Grant of Restricted Share Units. The Committee, at any time and from time to time, may grant Restricted Share Units to Participants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Restricted Share Units to be granted to each Participant.

7.2 Restricted Share Units Award Agreement. Each Award of Restricted Share Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Share Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.3 Form and Timing of Payment of Restricted Share Units. At the time of grant, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable. Upon vesting, the Committee, in its sole discretion, may pay Restricted Share Units in the form of cash, Shares or a combination thereof.

7.4 Forfeiture/Repurchase. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Share Units that are at that time unvested shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, the Committee may (a) provide in any Restricted Share Unit Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Share Units.

ARTICLE 8

PROVISIONS APPLICABLE TO AWARDS

8.1 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

8.2 No Transferability; Limited Exception to Transfer Restrictions.

(a) Limits on Transfer. Unless otherwise expressly provided in (or pursuant to) this Article 8.2, by applicable law and by the Award Agreement, as the same may be amended:

(i) all Awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge;

(ii) Awards will be exercised only by the Participant; and

(iii) amounts payable or shares issuable pursuant to an Award will be delivered only to (or for the account of), and, in the case of Shares, registered in the name of, the Participant.

In addition, the shares shall be subject to the restrictions set forth in the applicable Award Agreement.

(b) Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Article 8.2(a) will not apply to:

(i) transfers to the Company or a Subsidiary;

(ii) transfers by gift to “immediate family” as that term is defined in SEC Rule 16a-1(e) promulgated under the Exchange Act;

(iii) the designation of a beneficiary to receive benefits if the Participant dies or, if the Participant has died, transfers to or exercises by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; or

(iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by the Participant’s duly authorized legal representative; or

(v) subject to the prior approval of the Committee or an executive officer or director of the Company authorized by the Committee, transfer to one or more natural persons who are the Participant’s family members or entities owned and controlled by the Participant and/or the Participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the Participant and/or the Participant’s family members, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receives evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Company’s lawful issue of securities.

Notwithstanding anything else in this Article 8.2(b) to the contrary, but subject to compliance with all Applicable Laws, Incentive Share Options, Restricted Shares and Restricted Share Units will be subject to any and all transfer restrictions under the Code applicable to such Awards or necessary to maintain the intended tax consequences of such Awards. Notwithstanding clause (b) above but subject to compliance with all Applicable Laws, any contemplated transfer by gift to “immediate family” as referenced in clause (b) above is subject to the condition precedent that the transfer be approved by the Committee in order for it to be effective.

8.3 Beneficiaries. Notwithstanding Article 8.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

8.4 Share Certificates. (a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Shares pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with all Applicable Laws, and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such Applicable Laws. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding anything herein to the contrary, unless otherwise determined by the Committee or required by Applicable Laws, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded on the books of the Company or, as applicable, its transfer agent or the Committee.

8.5 Paperless Administration. Subject to Applicable Laws, the Committee may make Awards and provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

8.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, at the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

8.8 Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Committee, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Committee on the date of exercise.

8.9 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of the Awards that will be granted or paid out to the Participants.

ARTICLE 9

CHANGES IN CAPITAL STRUCTURE

9.1 Adjustments. In the event of any dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the Shares or the share price of a Share, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Article 3.1); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan, provided that the exercise price per Share shall in no circumstances fall below the par value of such Share.

9.2 Corporate Transactions. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Participant, if a Corporate Transaction occurs and any Award is not converted, assumed, or replaced by the successor or surviving entity, such Award shall become fully exercisable and all forfeiture restrictions on such Award shall lapse; provided that, notwithstanding the foregoing, if the Committee anticipates the occurrence, or upon the occurrence, of a Corporate Transaction, the Committee may, in its sole discretion, provide for (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise the vested portion of such Awards during a period of time as the Committee shall determine (and any portion of such Awards that is not vested shall terminate without payment of consideration), or (ii) the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award, then such Award may be terminated by the Company without payment), or (iii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) payment of such Award in cash based on the value of Shares on the date of the Corporate Transaction plus reasonable interest on the Award through the date as determined by the Committee when such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code, and/or (v) take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the Corporate Transaction or that the Committee otherwise deems appropriate, necessary, advisable or convenient in order to further the intent and purposes of such Corporate Transaction, including, without limitation, cancellation of unvested Awards without payment of consideration. In taking any of the actions permitted under this Article 9.2, the Committee will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly

9.3 .

9.4 Outstanding Awards – Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 9, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights (provided that the exercise price per Share shall in no circumstances fall below the par value of such Share).

9.5 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, and no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or exercise price of any Award.

ARTICLE 10

ADMINISTRATION

10.1 Committee. The Plan shall be administered by the Board or a committee of one or more members of the Board (the “Committee”) to whom the Board shall delegate the authority to grant or amend Awards to Participants other than any of the Committee members, Independent Directors and executive officers of the Company. Reference to the Committee shall refer to the Board in the absence of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan if required by Applicable Laws, and with respect to Awards granted to the Committee members, Independent Directors and executive officers of the Company and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board.

10.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members of the Committee present at any meeting at which a quorum is present, and acts approved unanimously in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of a Group Entity, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

10.3 Authority of the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) designate Participants to receive Awards;

(b) determine the type or types of Awards to be granted to each Participant;

(c) determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) decide all other matters that must be determined in connection with an

Award;

(h) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j) amend terms and conditions of Award Agreements; and

(k) make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan, including design and adopt from time to time new types of Awards that are in compliance with Applicable Laws.

10.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 11

EFFECTIVE AND EXPIRATION DATE

11.1 Effective Date. The Plan shall become effective on January 1, 2026 (the “Effective Date”).

11.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 12

AMENDMENT, MODIFICATION, AND TERMINATION

12.1 Amendment, Modification, and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, unless the Company decides to follow home country practice, and (b) unless the Company decides to follow home country practice, shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article 9 or Article 3.1(a)), or (ii) permits the Committee to extend the term of the Plan or the exercise period for an Option beyond ten years from the date of grant.

12.2 Awards Previously Granted. Except with respect to amendments made pursuant to Article 12.1, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 13

GENERAL PROVISIONS

13.1 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

13.2 No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

13.3 Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

13.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employment or services of any Service Recipient.

13.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the relevant Group Entity.

13.6 Indemnification. To the extent allowable pursuant to Applicable Laws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association and Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.7 Expenses. The expenses of administering the Plan shall be borne by the Group Entities.

13.8 Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

13.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by the Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

13.10 Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

13.11 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company, any Parent, Subsidiary or Affiliate of the Company, and/or any Related Entity is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right to (i) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

13.12 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

13.13 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is or may become subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the Effective Date. If an amount payable under an Award as a result of the Participant’s termination of employment (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s termination of employment, except as permitted under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the U.S. Department of Treasury guidance), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the U.S. Department of Treasury guidance), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

ANNEX A

FORM OF OPTION AWARD AGREEMENT

WEBULL CORPORATION OPTION AWARD AGREEMENT
Name of the Grantee: Staff ID: Address:

Plan: 2026 Global Share Incentive Plan

Grant: Option to purchase Class A ordinary shares (the “Shares”) of Webull Corporation. (the “Company”)

Exercise Price per Share: __________

Type of Option: ☐ Incentive Share Option
☒ Non-Qualified Share Option

Grant Date:

Expiration Date: ten (10) year anniversary of the Grant Date

1. Grant. Effective on the Grant Date you (as the Grantee) have been granted an option to purchase the number of Shares of the Company at the exercise price designated above (the “Option”), in accordance with the provisions of the Company’s 2026 Global Share Incentive Plan, as amended from time to time (the “Plan”). Defined terms used in this option award agreement (this “Agreement”) shall have the meaning set forth in the Plan, unless otherwise defined herein. The Option may be exercised for whole shares only.

2. Vesting Schedule. The Option will vest and may be exercised in accordance with the following schedule: 50% of the Total Number of Options shall vest at the second anniversary of the Grant Date and remaining 50% shall vest on each anniversary of the Grant Date thereafter in two equal installments.

3. Termination. In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries or Related Entities, with or without Cause or by mutual agreement (“Termination of Service”), your right to vest in the Option under the Plan, if any, will terminate effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries or Related Entities, the date that you are no longer actively employed by the Company or any of its Subsidiaries or Related Entities, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law (each, the “Notice Period”). For greater clarity, you have no rights to vest in the Option during the Notice Period.

4. Exercise of Options. The Option may not be exercised until vested. Subject to the provisions below relating to black-out restrictions, once vested,

(a) the Option shall be exercised before the Expiration Date and if not exercised prior thereto shall terminate and no longer be exercisable; and

(b) in the event of termination of Employment or service, the Option shall be exercised prior to the 30th day following your last day of active employment or service with or for the Company (or, in the event of termination as a result of your death or Disability, the twelve month anniversary of your last day of active employment or service with the Company), its Subsidiaries or Related Entities for any reason other than death or Disability; for this purpose your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the assets of the Company, a Subsidiary or Related Entity for which you are employed at the time of the transaction.

Notwithstanding the foregoing, in the event of a termination for Cause, then the Option, whether vested or unvested, shall immediately terminate on the date of such termination and shall not be exercisable for any period following such date.

During regular trading black-out periods as provided in relevant documents relating to the Company’s insider trading policies, you may not exercise the vested Option by way of cashless exercise. The Company may give advance notice to you on trading black-out periods, but the responsibility is solely on you to seek and obtain relevant information from the Company so that you can timely exercise the Option. Any portion of the Option that is not allowed to be exercised during black-out periods will be extended for the corresponding durations for the black-out periods, but not beyond the Expiration Date.

The Option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the option exercise price per share and any applicable withholding tax to the Company. Payment may be made in cash or such other methods as the Company may permit from time to time as set forth in the Plan.

The Shares acquired upon exercise of the Option may in the discretion of the Company be subject to such restrictions as the Company may require, including, but not limited to, requirements that you consent not to transfer the Shares for a period of time in connection with any public offering of the Shares.

5. Withholding of Taxes. The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable national, state, local and foreign taxes arising from the Option. You may satisfy your tax obligation, in whole or in part, by either (i) electing to have the Company withhold Shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Shares with a fair market value equal to the minimum amount of the tax withholding obligation. If the Committee determines that you have not satisfied or performed your tax obligations, then the Committee has the right, but not the obligation, to suspend the vesting of the Option for a period (the “Suspended Period”) commencing upon your failure or default until the time you have fully satisfied or performed such tax obligations. For the avoidance of doubt: (i) the Committee has discretion in determining whether or not you have satisfied or performed, fully or otherwise, your tax obligations; and (ii) after the vesting suspension is lifted, the time at which the Option may otherwise vest under the original vesting schedule shall be postponed, in each case, by the same number of days that elapse during the Suspended Period.

6. PRC Participants. If you are a citizen of the People’s Republic of China (the “PRC”) resident in the PRC, you agree that the Company may set up and administer a centralized account management system to ensure that any proceeds, profits or gains from the sales or dispositions of the Shares shall be remitted back to the PRC. In addition, the Company may also impose other conditions or administrative measures to ensure or facilitate compliance of any applicable law to which you or the Company is subject.

7. Restrictions on Transfer. Unless the Company consents to in writing, the Option is not transferable except by will or the laws of descent and distribution. In the event of granting such consents, the Company shall have the fullest discretion permitted by applicable law in deciding the extent to which, and stipulating terms and conditions under which, a transfer of such Option may be allowed (including, but not limited to, the transfer of part or all of the Option, for each of the vested and unvested portions of the Option). In the event of a transfer of part or all of the Option held by you as consented to by the Company, you hereby acknowledge and agree that you have the obligation to ensure that the transferee will be subject to and comply with the same terms, conditions, requirements and restrictions imposed on you by the Company in connection with the Option granted hereunder.

8. Mandatory Repurchase. In the event that the Grantee has been identified to have any of the following conduct, the Company shall be entitled to repurchase from the Grantee, at the Exercise Price for each share, any shares issued or issuable upon the exercise of the Option (for the avoidance of doubt, any taxes and fees paid by the Grantee shall be borne by himself/herself):

(a) If the Grantee (still being an employee of the Group Companies) violates any laws, industrial regulations or company regulations and such violations have caused loss or damage to the property, goodwill or brand of any Group Company or the customer of the Group Companies, such as position embezzlement, commercial bribery, transfer of interests, illegal allocation of customer funds, unauthorized disclosure of business secrets or customer information, etc.;

(b) If the Grantee (being a former employee of the Group Companies) is determined to have similar behavior as set forth in section 8(a) of this Agreement;

(c) If the Grantee (being a former employee of the Group Companies) breaches any protection of confidential information, non-competition, non-solicitation, no-hire, non-disparagement, assignment of intellectual property, or similar agreement or arrangement;

(d) If the Grantee (no matter a former or current employee) slanders or smears or spreads rumors of any Group Company;

(e) If the Grantee (no matter a former or current employee) carries out attack on the Group Companies' computer system or business system to make profits or cause loss to the Group Companies or customers of the Group Companies.

9. Forfeiture/Clawback. Notwithstanding anything to the contrary, if the Grantee is determined by the Committee to, regardless of whether the Grantee is still in employment with a Service Recipient then, (i) have caused significant loss to the Company, or (ii) engages in any activities or take any actions maliciously against the Company, including but not limited to defamation, libel, intellectual property theft, within any time period permissible under the applicable laws, rules and regulations, the Grantee shall, promptly upon notice of such determination, (a) return to the Company, all the Shares that Grantee has received but not disposed of pursuant to this Agreement, and (b) with respect to any Shares so issued pursuant to this Agreement that the Grantee has disposed of, pay to the Company in cash the aggregate market value of those Shares on the date on which the Shares were disposed of, as applicable. Upon the occurrence of an event described in this Section 9, any Share that has been vested but not been received by the Grantee or has not vested at all shall be automatically forfeited by the Company.

10. Specific Performance. The Grantee recognizes and acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Grantee acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this Agreement by the Grantee, and, without prejudice to any other rights and remedies otherwise available to the Company, the Grantee agrees that the Company is entitled to the granting of injunctive relief and specific performance in the Company’s favor, without the posting of a bond.

11. Personal Data. You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any Shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the PRC, the European Economic Area, the United States or elsewhere. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

12. Voluntary Participation. Your participation in the Plan is voluntary. The value of the Option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of the Option under the Plan represents a mere investment opportunity.

13. Discretionary Plan. The Option is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future. Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.

14. Governing Law; Entire Agreement. This Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and except as provided in the Plan, may not be modified in a manner material and adverse to your interests except by means of a writing signed by the Company and you. In the event of any conflict between this Agreement and the Plan, the Plan shall be controlling, except as otherwise specifically provided in the Plan.

15. Opportunity for Review. You and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement. You have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand all provisions of the Plan and this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

(Signature page follows)

COMPANY:

WEBULL CORPORATION

Name:	Anquan Wang
Title:	Director

ACKNOWLEDGED AND AGREED BY:

Name:

ANNEX B

FORM OF OPTION EXERCISE ACKNOWLEDGEMENT LETTER

EXERCISE NOTICE

Date: ______________________

Dear Sirs:

Reference is made to the Option Award Agreement (the “Option Agreement”) dated _____________ by and between Webull Corporation (the “Company”) and __________________ (the “Grantee”) made pursuant to the Company’s 2026 Global Share Incentive Plan, as may be modified and supplemented from time to time (the “Plan”), pursuant to which the Grantee was granted certain options to purchase ordinary shares of the Company as specified below (the “Option”):

Number of ordinary shares underlying option to be exercised (“Number of Shares”)	Date of Grant	Exercise Price (“Exercise Price”)

1.	Exercise of Option

Effective as of the date of this notice, the Grantee hereby elects to exercise the Number of Shares set forth above pursuant to the Option Agreement and the Plan.

2.	Delivery of Payment

The Grantee herewith delivers to the Company the aggregate exercise price in the sum of US$________, being the Number of Shares multiplied by the Exercise Price and converted into US Dollars at the applicable exchange rate (the “Aggregate Price”).

The payment of the Aggregate Price may be made through surrender of Shares to the Company equal in value to the Aggregate Price ("Cashless Exercise"). If the Grantee elects to pay the Aggregate Price through Cashless Exercise, the Company shall be entitled to deduct such number of shares underlying the grant so that the value of such surrendered Shares, as measured by the then applicable fair market value of the Shares, equals the Aggregate Price.

3.	Representations of Grantee

Grantee acknowledges that Grantee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.	Interpretation

Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Grantee or by the Company forthwith to the Committee, as defined in the Plan. The resolution of such a dispute by the Committee shall be final and binding on all parties.

5.	Governing Law

This Exercise Notice shall be construed in accordance with and governed by the laws of the Cayman Islands.

(Signature page to follow)

Yours faithfully,

Name:

Accepted for and on behalf of

Webull Corporation

Name:	Anquan Wang
Title:	Director

ANNEX C

FORM OF RESTRICTED SHARE AWARD AGREEMENT

WEBULL CORPORATION RESTRICTED SHARES AWARD AGREEMENT
Name of the Grantee: Staff ID: Address:	Plan: 2026 Global Share Incentive Plan Grant: ____________ Class A shares of Webull Corporation. (the “Company”) (the “Restricted Shares”) Grant Date:

1. Grant. Effective on the Grant Date you have been granted the Restricted Shares, in accordance with the provisions of the Plan and subject to the restrictions, terms and conditions set forth herein. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

2. Restrictions on Transfer, Voting and Dividend Rights. The Restricted Shares are not transferable and may not be sold, pledged or otherwise transferred, and you will not be entitled to vote the Restricted Shares or receive dividends paid on the Restricted Shares. Subject to the terms of this Agreement, such restrictions will be removed in accordance with the following schedule:

●	One-third of the Restricted Shares on the Grant Date;

●	One-third of the Restricted Shares on the first anniversary of the Grant Date;

●	One-third of the Restricted Shares on the second anniversary of the Grant Date.[1]

3. Legend. The Company, at such time as it deems appropriate in light of administrative convenience, will enter your name into the Company’s register of members and may cause to be issued one or more share certificates, registered in your name, evidencing the Restricted Shares. If the Company issues certificate(s) evidencing the Restricted Shares each such certificate will bear the following legend:

The shares represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in the 2026 Global Share Incentive Plan of Webull Corporation and a Restricted Shares Award Agreement dated on _____________ and entered into between the registered owner of such shares and Webull Corporation.

[1]	Restriction removal arrangement of each award to be determined by the Plan Administrator.

Each such certificate will be deposited with the Company or a custodian designated by the Company. The Company or its custodian may or may not issue a receipt to you evidencing the certificates that are registered in your name.

4. Termination of Service. In the event your employment or service for a Service Recipient is terminated for any reason, whether such termination is occasioned by you, by the Service Recipient, with or without cause or by mutual agreement (“Termination of Service”), your right to the Restricted Shares that are still subject to restrictions pursuant to paragraph 2 of this Agreement (the “Outstanding Restricted Shares”) will terminate effective as of the earlier of: (i) the date that you give or are provided with written notice of such termination, or (ii) if you are an employee of a Service Recipient, the date that you are no longer actively employed by the Service Recipient, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

Notwithstanding any contrary provision of this Agreement, upon Termination of Service, the Outstanding Restricted Shares shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company and your right to the Outstanding Restricted Shares shall immediately terminate.

5. Termination by Death or Disability. Notwithstanding the foregoing, the Restricted Shares will no longer be subject to forfeiture and the restrictions contained in this Agreement if your employment or service terminates as a result of death or Disability.

6. Award is Not Transferable. Except pursuant to the written consent of the Committee, this Award and the rights and privileges conferred hereby shall not be transferred, assigned, or otherwise disposed of in any way (whether by operation of law or otherwise). Upon any attempt to transfer, assign, otherwise dispose of this Award, or any right or privilege conferred hereby, this grant and the rights and privileges conferred hereby immediately shall become null and void.

In the event of granting written consents for any transfer, the Committee shall have fullest discretion permitted by Applicable Laws in deciding the extent to which, and stipulating terms and conditions under which, such transfer of the Restricted Shares may be allowed (including, but not limited to, the transfer of part or all of the Restricted Shares). In the event of a transfer of part or all of the Restricted Shares held by you as consented to by the Committee, you hereby acknowledge and agree that you have the obligation to ensure that the transferee will be subject to and comply with the same terms, conditions, requirements and restrictions imposed on you by the Company in connection with the Restricted Shares granted hereunder.

7. Withholding of Taxes. The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable national, state, local and foreign taxes arising from this Restricted Shares Award. You may satisfy your tax obligation, in whole or in part, by: (i) upon the removal of the restrictions set forth in Section 2 above, electing to have the Company withhold Shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Shares with a Fair Market Value equal to the minimum amount of the tax withholding obligation; or (iii) paying over to the Company in cash the amount of tax withholding obligation. For the avoidance of doubt, the Committee has discretion in determining whether or not you have satisfied or performed, fully or otherwise, your tax obligations.

8. Personal Data. You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the PRC, the European Economic Area, the United States or elsewhere. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

9. Voluntary Participation. Your participation in the Plan is voluntary. The value of the Restricted Shares is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Restricted Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of Restricted Shares under the Plan represents a mere investment opportunity.

10. Discretionary Plan. This Restricted Shares Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of a Restricted Shares Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Shares or benefits in lieu of Restricted Shares in the future. Future awards of Restricted Shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award and the number of shares. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan, may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands. You and the Company agree that this Restricted Shares Award is granted under and governed by the terms and conditions of the Plan and this Agreement. You have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understand all provisions of the Plan and this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

12. Shareholders’ Rights. Except with respect to the restrictions set forth in Section 2 above, upon the issuance to you of Restricted Shares hereunder, you shall have all the rights of a shareholder of Shares with respect to such Restricted Shares, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that such dividends and other distributions shall be retained by the Company for your account and for delivery to you, together with the Restricted Shares as and when said restrictions and conditions shall have been satisfied, expired or lapsed.

13. Opportunity for Review. You acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. You are relying solely on such advisors, and not on any statements or representations of the Company or any of its agents or affiliates, if any, made to you. You understand that you (and not the Company) shall be responsible for your own liability arising as a result of the transactions contemplated by this Agreement.

14. No Right to Continued Employment. You acknowledge and agree that (i) nothing in this Agreement or the Plan confers on you any right to continue in an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without cause, subject to any employment or service agreement that may have been entered into by the Company and you; and (ii) the Company would not have granted this Restricted Share Award to you but for these acknowledgements and agreements.

(Signature page to follow)

COMPANY:

WEBULL CORPORATION

Name:	Anquan Wang
Title:	Director

ACKNOWLEDGED AND AGREED BY:

Name:

ANNEX D

FORM OF RESTRICTED SHARE UNITS AWARD AGREEMENT

WEBULL CORPORATION RESTRICTED SHARE UNITS AWARD AGREEMENT
Name of the Grantee: Staff ID: Address:

Plan: 2026 Global Share Incentive Plan

Grant: ____________ restricted share units of Webull Corporation (the “Company”), each evidencing the right to receive one (1) Class A ordinary share of the Company (the “Restricted Share Units”)

Grant Date:

1. Grant. Effective on the Grant Date you have been granted the Restricted Share Units of the Company, in accordance with the provisions of the 2026 Global Share Incentive Plan, as amended from time to time (the “Plan”) and subject to the restrictions, terms and conditions set forth herein. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

2. Vesting Schedule. Subject to the terms of this Agreement and of the Plan, the Restricted Share Units will vest in accordance with the following schedule:

●	One-third of the Restricted Share Units will vest on the Grant Date;

●	One-third of the Restricted Share Units will vest on the first anniversary of the Grant Date;

●	One-third of the Restricted Share Units will vest on the second anniversary of the Grant Date.[1]

3. Company’s Obligation to Pay. Unless and until the Restricted Share Units shall have vested in the manner set forth in this Agreement or the Plan, you shall have no right to payment of any such Restricted Share Units. Prior to actual payment of any vested Restricted Share Units, such Restricted Share Units shall represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

Payment of any vested Restricted Share Units will be made in whole Shares only. When Shares are paid to you in payment for the Restricted Share Units, par value shall be deemed paid by you for each Restricted Share Unit by consulting services rendered by you, and shall be subject to the appropriate tax withholdings. In the sole discretion of the Committee, the Restricted Share Units may be settled, in part or solely, in cash in lieu of Shares, equal to (i) the Fair Market Value of a Share on the relevant distribution date, multiplied by (ii) the number of Restricted Share Units to be distributed, subject to any applicable tax withholding.

[1]	Vesting schedule of each award to be determined by the Plan Administrator.

4. Distribution after Vesting. Any Restricted Share Units that vest in accordance with this Agreement will be distributed to you (or in the event of your death, to your estate) in whole Shares (or, in the sole discretion of the Committee, in cash) as soon as administratively practicable after vesting, subject to other provisions of this Agreement. For the avoidance of doubt, unless the Committee decides otherwise, no distribution will be made until all conditions set forth in Paragraph 6 of this Agreement are satisfied.

5. Rights as a Shareholder. Neither you nor any person claiming under or through you shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, you shall have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares until you cease to be a shareholder of the Company.

6. Conditions to Distribution of Restricted Share Units or Issuance of Shares. The Company shall not be required to issue Shares or any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the completion of any registration or other qualification of such Shares or depositary shares representing such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (b) the obtaining of any approval or other clearance from any U.S., Cayman Islands or Chinese governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (c) the lapse of such reasonable period of time following the date of vesting of the Restricted Share Units as the Committee may establish from time to time for reasons of administrative convenience.

7. Award is Not Transferable. Except pursuant to the written consent of the Committee, this Award and the rights and privileges conferred hereby shall not be transferred, assigned, or otherwise disposed of in any way (whether by operation of law or otherwise). Upon any attempt to transfer, assign, otherwise dispose of this Award, or any right or privilege conferred hereby, this grant and the rights and privileges conferred hereby immediately shall become null and void.

In the event of granting written consents for any transfer, the Committee shall have fullest discretion permitted by Applicable Laws in deciding the extent to which, and stipulating terms and conditions under which, such transfer of the Restricted Share Units may be allowed (including, but not limited to, the transfer of part or all of the Restricted Share Units, for each of the vested and unvested portions of the Restricted Share Units). In the event of a transfer of part or all of the Restricted Share Units held by you as consented to by the Committee, you hereby acknowledge and agree that you have the obligation to ensure that the transferee will be subject to and comply with the same terms, conditions, requirements and restrictions imposed on you by the Company in connection with the Restricted Share Units granted hereunder.

8. Withholding of Taxes. The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable national, state, local and foreign taxes arising from the Restricted Share Units. You may satisfy your tax obligation, in whole or in part, by: (i) electing to have the Company withhold a number of the Shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Shares with a Fair Market Value equal to the minimum amount of the tax withholding obligation; or (iii) paying over to the Company in cash the amount of tax withholding obligation.

9. PRC Participants. You agree that the Company may set up and administer a centralized account management system to ensure that any proceeds, profits or gains from the sales or dispositions of the Restricted Share Units shall be remitted back to the PRC. In addition, the Company may also impose other conditions or administrative measures to ensure or facilitate compliance of any applicable law to which you or the Company is subject.

10. Personal Data. You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company and its affiliates hold certain personal information, including your name, home address and telephone number, date of birth, identification number, nationality, any shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the PRC, the European Economic Area, the United States or elsewhere. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

11. Discretionary Plan. The Restricted Share Units are granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Restricted Share Units under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Share Units or benefits in lieu of Restricted Share Units in the future. Future awards of Restricted Share Units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares, and vesting provisions. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.

12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands. You and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. You have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understand all provisions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

13. Opportunity for Review. You should review this Agreement with your own tax advisors to understand the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents or affiliates, if any, made to you. You (and not the Company) shall be responsible for your own tax liability arising as a result of the transactions contemplated by this Agreement.

14. No Right to Continued Employment. Nothing in this Agreement or the Plan confers on you any right to remain in the employment or service of the Company or any of its affiliates, nor shall it affect in any way any right of yours or the Company to terminate your service relationship with the Company or any of its affiliates.

(Signature page to follow)

COMPANY:

WEBULL CORPORATION

Name:	Anquan Wang
Title:	Director

ACKNOWLEDGED AND AGREED BY:

Name: